REVISED ATTACHMENT 1
To Revised Schedule A of the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).
Fees payable to the Manager pursuant to Revised Schedule A to the Investment Management Agreement shall be calculated at the following annual rates until such time as this Attachment 1 is further revised.

Fund	Rate (Average Net Assets in Millions (M) for Funds with Breakpoints)
All Assets
AZL DFA Five-Year Global Fixed Income Fund 0.50%*
All Assets
AZL DFA Emerging Markets Core Equity Fund 0.95%*
All Assets
AZL DFA International Core Equity Fund 0.75%*
All Assets
AZL DFA U.S. Core Equity Fund 0.54%*
All Assets
AZL DFA U.S. Small Cap Fund 0.70%*
All Assets
AZL Emerging Markets Equity Index Fund 0.45%*
All Assets
AZL Global Equity Index Fund 0.31%*
All Assets
AZL MetWest Total Return Bond Fund 0.55%*
All Assets
AZL Moderate Index Strategy Fund 0.05%*
All Assets
AZL Morgan Stanley Global Real Estate Fund Fund 0.85%*
All Assets
AZL Pyramis Multi-Strategy Fund 0.45%*
All Assets
AZL T. Rowe Price Capital Appreciation Fund 0.70%*
All Assets
AZL Russell 1000 Growth Index Fund 0.39%*
All Assets
AZL Russell 1000 Value Index Fund 0.39%*

*The reduced rate may not be increased or terminated prior to April 30, 2018.
Acknowledged:
Allianz Variable Insurance Products Trust                          Allianz Investment Management LLC
By:   /s/ Michael Tanski                                                       By:  /s/ Brian Muench
Name:  Michael Tanski                                                        Name: Brian Muench
Title:   Vice President, Operations                                          Title: President

Updated:  11/01/2016